Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Brent Bruun 401-845-8194 bbruun@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600
KVH Industries Reports Fourth Quarter and Full Year 2018 Results

MIDDLETOWN, RI, March 1, 2019 — KVH Industries, Inc., (Nasdaq: KVHI) reported financial results for the fourth quarter and fiscal year ended December 31, 2018 today. The company will hold a conference call to discuss these results at 9:30 a.m. ET today, which can be accessed at investors.kvh.com. Following the call, a replay of the webcast will be available through the company’s website.

Fourth Quarter 2018 Highlights

•	Shipments of VSAT units increased more than 87% compared to the fourth quarter of 2017.

•
VSAT shipments under our AgilePlans subscription service, our Connectivity as a Service program for the commercial maritime sector, increased 94% compared to the 4th quarter of 2017 and represented 62% of total commercial maritime VSAT shipments.

•	Fiber optic gyro (FOG) product sales grew 33% compared to the fourth quarter of 2017, the eighth consecutive quarter of double-digit growth.

•	Our mini-VSAT Broadband airtime revenue grew $2.1 million, or 13%, compared to the fourth quarter of 2017.

•
Total revenue increased by 12% in the fourth quarter of 2018 to $43.8 million from $39.0 million in the fourth quarter of 2017. Revenue increased even though revenue is not recognized immediately on AgilePlans shipments as revenues under the AgilePlans program are recognized over time.

•	Net loss in the fourth quarter of 2018 was $1.8 million, or $0.11 per share, compared to a net loss of $1.7 million, or $0.10 per share in the fourth quarter of 2017.

•	Non-GAAP net income in the fourth quarter of 2018 was $0.2 million, or $0.01 per share, compared to the non-GAAP net income of $2.1 million, or $0.13 per share in the fourth quarter of 2017.

•	Non-GAAP adjusted EBITDA in the fourth quarter of 2018 was $2.6 million, compared to $3.8 million in the fourth quarter of 2017.

•	For the full year 2018, revenues increased 7%, VSAT shipments increased 92%, airtime revenue increased 7%, and FOG revenues increased 37%. The GAAP EPS loss decreased 28% for the year.

Commenting on the quarter, Martin Kits van Heyningen, KVH’s Chief Executive Officer, said “We had a strong fourth quarter with growing customer demand and increasing revenue. The fourth quarter revenues grew 12% compared to the fourth quarter of 2017. Our VSAT shipment levels once again grew significantly, increasing more than 87% compared to last year, driven not only by our AgilePlans program which increased dramatically this quarter, but also by traditional VSAT shipments, which increased more than 80% compared to last year. AgilePlans shipments do not impact revenue in the current period, but rather are an important source of airtime revenue growth in the future. For the year, our VSAT shipments increased more than 90% compared to 2017. Our airtime revenue also grew by double digits as our subscriber base grew by 14%. As more and more customers move to our HTS network, we expect the costs of maintaining our legacy network to decline. In our Inertial Navigation segment, we experienced our eighth consecutive quarter of double-digit FOG sales, although less than we anticipated. In particular, there was one large order that we had anticipated which in fact was signed in Q4, but the customer elected to take delivery in 2019. Finally, we took an important step forward in the development of our photonic chip-based FOG as we shipped working prototypes of this new product to automotive customers for testing as promised.”

The company operates in two segments, mobile connectivity and inertial navigation. In the fourth quarter of 2018, net sales for our mobile connectivity segment increased $2.6 million, or 8%, compared to the fourth quarter of 2017. Mobile connectivity sales increased due to a $2.1 million increase in our mini-VSAT Broadband airtime revenue and a $1.6 million increase in marine mobile connectivity product sales, partially offset by a $1.2 million decrease in content and training revenue. In the fourth quarter of 2018, net sales for our inertial navigation segment increased $2.2 million, or 28%, compared to the fourth quarter of 2017. Inertial navigation sales increased due to a $1.8 million increase in FOG sales and a $0.8 million increase in contracted engineering service sales, partially offset by a $0.2 million decrease in other repair revenue and a $0.1 million decrease in TACNAV sales.

Financial Highlights (in millions, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
GAAP Results
Revenue	$43.8	$39.0	$170.8	$160.1
Net loss	$(1.8)	$(1.7)	$(8.2)	$(11.0)
Net loss per share	$(0.11)	$(0.10)	$(0.48)	$(0.67)

Non-GAAP Results
Net income	$0.2	$2.1	$0.5	$1.9
Net income per share	$0.01	$0.13	$0.03	$0.11
Adjusted EBITDA	$2.6	$3.8	$9.6	$7.2
For more information regarding our non-GAAP financial measures, see the tables at the end of this release.
Fourth Quarter Financial Summary
Revenue was $43.8 million for the fourth quarter of 2018, an increase of 12% compared to $39.0 million in the fourth quarter of 2017.
Product revenues for the fourth quarter of 2018 were $16.8 million, 23% higher than the prior year quarter, due to a $1.6 million increase in inertial navigation product sales and a $1.5 million increase in mobile connectivity product sales. VSAT shipments under AgilePlans are not recognized as product revenue in the period of shipment but rather are included in airtime service revenue on a monthly basis. Mobile connectivity product sales increased primarily due to a $1.6 million increase in marine product sales, partially offset by a $0.1 million decrease in land product sales. The increase in marine product sales was due to a $0.8 million increase in VSAT sales and $0.6 million increase in TVRO sales. Inertial navigation product sales increased due to a $1.8 million increase in FOG product sales, partially offset by a $0.1 million decrease in TACNAV product sales.
Service revenues for the fourth quarter of 2018 were $27.0 million, an increase of 7% compared to the fourth quarter of 2017, due to a $1.1 million increase in mobile connectivity service sales and a $0.6 million increase in inertial navigation service sales. Airtime service revenues, which include mini-VSAT Broadband airtime revenues, increased 13%. Content and training revenues, which include our entertainment, eLearning, and safety content, decreased by 15% compared to the fourth quarter of 2017. Our engineering service revenues in the fourth quarter of 2018 increased by $0.8 million compared to the fourth quarter of 2017.
Our operating expense decreased $0.1 million to $19.0 million for the fourth quarter of 2018 compared to $19.1 million for the fourth quarter of 2017. The key drivers were a $0.4 million increase in funded engineering expenses which reduced our research and development expenses, a $0.2 million decrease in marketing expenses, partially offset by a $0.4 million increase in outside professional fees.

Full Year Financial Summary
For the year ended December 31, 2018, revenue was $170.8 million, an increase of 7% compared to $160.1 million for the year ended December 31, 2017. Product revenues for the year ended December 31, 2018 were $63.3 million, which was 11% higher than the prior year, due to a $7.1 million, or 29%, increase in inertial navigation product revenues, partially offset by a $0.8 million, or 3%, decrease in our mobile connectivity product revenues year-over-year. Inertial navigation product sales increased primarily due to a $7.4 million increase in FOG product sales, partially offset by a $0.2 million decrease in TACNAV product sales. Mobile connectivity product sales decreased primarily due to a $0.9 million decrease in land product sales, partially offset by a $0.1 million increase in marine product sales.
Service revenues for the year ended December 31, 2018 were $107.5 million, an increase of 4% compared to $103.1 million for the year ended December 31, 2017 due to a $2.1 million increase in inertial navigation service sales and a $2.3 million increase in mobile connectivity service sales. Airtime service revenues, which include mini-VSAT Broadband airtime revenues, increased 7%. Content and training revenues, which include our entertainment, eLearning, and safety content, in the year ended December 31, 2018 decreased by 8% compared to the year ended December 31, 2017. Our engineering service revenues in the year ended December 31, 2018 increased 77% compared to the year ended December 31, 2017.
Operating expenses decreased by $0.8 million year-over-year to $77.9 million in the year ended December 31, 2018 from $78.7 million in the year ended December 31, 2017. The key drivers were a $1.3 million increase in funded engineering expenses which reduced our research and development expenses, a $0.7 million decrease in marketing expenses, and a $0.3 million decrease in outside professional fees. These decreases were partially offset by a $1.0 million increase in warranty expense, a $0.4 million increase in computer expenses, and a $0.4 million increase in expensed material.

First Quarter 2019 and Full Year 2019 Outlook

Our guidance for the first quarter and full year of 2019 is below. We expect our revenues and EBITDA for the full year 2019 to grow significantly, at the midpoint growing by 10% and 35%, respectively. We also expect our margin and cash flow to improve by the end of the year. We intend to accelerate the conversion of our legacy VSAT subscribers to our new HTS service which we expect will positively impact our gross margins. We anticipate a significant contribution from our AgilePlans program in 2019 and expect the program to be cash flow positive by the end of the year. We also expect to continue to see double digit growth in our FOG business, as we entered 2019 with a FOG backlog of over $9.0 million. While we have not included the large international TACNAV orders in our guidance, indications that these orders will be received remain positive. We will accelerate our investments in our new photonic chip-based FOG with the expectation that this product will be commercially available by the end of the year. As we continue to transition a greater part of our business to recurring services, we intend to increase our resource levels in certain customer facing areas in order to ensure that our customers’ experience with us is at world class levels.

(in millions, except per share data)	First Quarter		Full Year
	From	To	From	To
Revenue	$41.0	$43.0	$180.0	$195.0
GAAP EPS	$(0.33)	$(0.22)	$(0.56)	$(0.22)
Non-GAAP EPS	$(0.15)	$(0.08)	$(0.07)	$0.17
Non-GAAP adjusted EBITDA	$(1.0)	$1.0	$10.0	$16.0

Other Recent Announcements

•
KVH has delivered the first precision gyros using its new photonic chip prototype to automotive customers. Integrated into KVH's high-precision inertial measurement units (IMUs), the new photonic gyros are expected to provide cost and performance advantages for the emerging driverless car market.

•
KVH introduced the TracPhone V3-HTS, which is the world's fastest, lightest, ultra-compact Ku-band marine VSAT antenna, at the Fort Lauderdale (FL) International Boat Show. The TracPhone V3-HTS measures just 37 cm (14.5 inches) in diameter and weighs 11 kg (25 lbs.).

•
KVH announced two key leadership positions for the global company. Brent Bruun has expanded his responsibilities as chief operating officer and will now spearhead corporate business development. Mark Woodhead has been named executive vice president of mobile connectivity and will take on the leadership of EMEA, Asia, and Americas commercial sales; global leisure sales; KVH Videotel and KVH Media Group; global sales operations; and product line management.

Please review the corresponding press releases for more details regarding these developments.
Conference Call Details
KVH Industries will host a conference call today at 9:30 a.m. ET through the company’s website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive will also be available on the company website within three hours of the completion of the call.
Non-GAAP Financial Measures
This release provides non-GAAP financial information, which may include constant-currency revenue, non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, as a supplement to our condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing financial results to assess operational performance. Constant-currency revenue is calculated on the basis of local currency results, using foreign currency exchange rates applicable to the earlier comparative period, and management believes that presenting information on a constant-currency basis helps management and investors to isolate the impact of changes in those rates from other factors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. Management generally uses these non-GAAP financial measures to facilitate financial and operational decision-making, including evaluation of our historical operating results, comparison to competitors’ operating results, and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting our business.

Some limitations of non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA include the following:

•
Non-GAAP net income (loss) and diluted EPS exclude amortization of intangibles, stock-based compensation, employee termination and other non-recurring costs, transaction-related legal fees, foreign exchange transaction gains and losses, the tax effect of the foregoing and certain discrete tax items, including changes in our valuation allowance and other tax adjustments.

•
Non-GAAP adjusted EBITDA represents net income (loss) before interest income, interest expense, income taxes, depreciation, amortization, stock-based compensation, employee termination and other non-recurring costs, transaction-related legal fees, and foreign exchange transaction gains and losses.

These non-GAAP financial measures exclude the effect of foreign exchange transaction gains and losses, which represents a change from calculations presented in prior earnings releases. We decided to exclude foreign exchange transaction losses because we do not believe such gains or losses are indicative of operating performance. Other companies, including companies in KVH’s industry, may calculate these non-GAAP financial measures differently or not at all, which will reduce their usefulness as a comparative measure.

Future Non-GAAP Adjustments

Future GAAP diluted EPS may be affected by changes in ongoing assumptions and judgments, and may also be affected by non-recurring, unusual or unanticipated charges, expenses or gains, which are excluded in the calculation of our non-GAAP diluted EPS guidance as described in this press release.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease our reported results of operations, management strongly encourages investors to review our consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.

About KVH Industries, Inc.
KVH Industries, Inc. (Nasdaq: KVHI), is a global leader in mobile connectivity and inertial navigation systems, innovating to enable a mobile world. The market leader in maritime VSAT, KVH designs, manufactures, and provides connectivity and content services globally. KVH is also a premier manufacturer of high-performance sensors and integrated inertial systems for defense and commercial applications. Founded in 1982, the company is based in Middletown, RI, with research, development, and manufacturing operations in Middletown, RI, and Tinley Park, IL, and more than a dozen offices around the globe.

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This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, the success of our new initiatives, our investment plans, our development goals, our anticipated revenue and earnings, and the impact of our future initiatives on revenue, competitive positioning, profitability, and product orders. Actual results could differ materially from the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to: the uncertain duration of the initial adverse impact on our overall revenues of our new AgilePlans, under which we recognize no revenue for product sales, either at the time of shipment or over the contract term; increased costs arising from the new HTS network; the impact of recent changes in revenue recognition and lease accounting standards, including potential changes in the interpretation of those standards; the uncertain impact of tax reform, and federal budget deficits, government shutdowns and Congressional deadlock; the uncertain impact of changes in trade policy, including actual and potential new or higher tariffs and trade barriers, as well as trade wars with other countries; unanticipated obstacles in our photonic chip and other product development efforts; delays in the receipt of anticipated orders for our products and services, including significant orders for TACNAV products, or the potential failure of such orders to occur at all; continued adverse impacts of currency fluctuations, particularly the British Pound; risks associated with the impact of Brexit on sales and operations in the U.K. and Europe and on the overall global economy; our ability to successfully implement our new initiatives without unanticipated additional expenses; potential reduced sales to companies in or dependent upon the turbulent oil and gas industry; continued substantial fluctuations in military sales, including to foreign customers; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for defense products, including possible order cancellations; the uncertain impact of potential budget cuts by government customers; the impact of extended economic weakness on the sale and use of marine vessels and recreational vehicles; the potential inability to increase or maintain our market share in the market for airtime services; the need to increase sales of the TracPhone V-IP and V-HTS series products and related services to maintain and improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; potential declines or changes in customer demand, due to economic, weather-related, seasonal, and other factors, particularly with respect to the TracPhone V-IP and V-HTS series, including with respect to new pricing models; increased price and service competition in the mobile connectivity market; potential increased expenses associated with investments in new technology and new initiatives; exposure for potential intellectual property infringement; potential additional litigation expenses; fluctuations in interest rates; potential changes in tax and accounting requirements or assessments, including management’s assessment of the probability and effect of future events; stock price volatility; and export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 31, 2018. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc. has used, registered, or applied to register its trademarks in the USA and other countries around the world, including but not limited to the following marks: KVH, TracVision, TracPhone, CommBox, TACNAV, IP-MobileCast, Videotel, mini-VSAT Broadband, NEWSlink, KVH OneCare, and AgilePlans by KVH. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Sales:
Product	$16,756	$13,613	$63,277	$56,968
Service	26,995	25,365	107,484	103,120
Net sales	43,751	38,978	170,761	160,088
Costs and expenses:
Costs of product sales	10,726	8,062	39,510	37,474
Costs of service sales	15,900	12,956	60,590	52,692
Research and development	3,663	4,160	14,951	15,858
Sales, marketing and support	9,054	8,798	34,910	33,896
General and administrative	6,285	6,127	27,964	28,932
Total costs and expenses	45,628	40,103	177,925	168,852
Loss from operations	(1,877)	(1,125)	(7,164)	(8,764)
Interest income	171	168	635	659
Interest expense	503	386	1,793	1,467
Other income (expense), net	284	(45)	655	(366)
Loss before income tax (benefit) expense	(1,925)	(1,388)	(7,667)	(9,938)
Income tax (benefit) expense	(103)	297	565	1,096
Net loss	$(1,822)	$(1,685)	$(8,232)	$(11,034)
Net loss per common share:
Basic and diluted	$(0.11)	$(0.10)	$(0.48)	$(0.67)
Weighted average number of common shares outstanding:
Basic and diluted	17,211	16,499	17,072	16,419

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	December 31, 2018	December 31, 2017
ASSETS
Cash, cash equivalents and marketable securities	$18,075	$42,915
Accounts receivable, net	29,663	28,316
Inventories	22,942	22,732
Other current assets and contract assets	7,060	3,816
Total current assets	77,740	97,779
Property and equipment, net	53,248	43,521
Goodwill	32,213	33,872
Intangible assets, net	10,518	15,120
Other non-current assets and contract assets	13,707	5,927
Non-current deferred income taxes	226	20
Total assets	$187,652	$196,239
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$36,889	$33,948
Contract liabilities	9,193	—
Deferred revenue	—	6,919
Current portion of long-term debt	9,928	2,482
Total current liabilities	56,010	43,349
Other long-term liabilities	$1,920	$19
Long-term contract liabilities	9,070	—
Non-current deferred tax liability	1,700	2,634
Long-term debt, excluding current portion	19,437	44,572
Stockholders’ equity	99,515	105,665
Total liabilities and stockholders’ equity	$187,652	$196,239

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET INCOME
(in thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net loss - GAAP	$(1,822)	$(1,685)	$(8,232)	$(11,034)
Amortization of intangibles	946	1,046	4,047	4,312
Stock-based compensation expense	869	897	3,321	3,518
Employee termination and other non-recurring costs	—	1,228	195	1,228
Transaction-related legal fees	183	—	183	—
Foreign exchange transaction (gain) loss (a)	(239)	80	(497)	562
Tax effect on the foregoing	(351)	(865)	(1,439)	(2,495)
Change in valuation allowance and other tax adjustments(b)	662	1,397	2,935	5,798
Net income - Non-GAAP	$248	$2,098	$513	$1,889

Net income per common share - Non-GAAP:
Basic	$0.01	$0.13	$0.03	$0.12
Diluted	$0.01	$0.13	$0.03	$0.11

Weighted average number of common shares outstanding:
Basic	17,211	16,499	17,072	16,419
Diluted	17,449	16,749	17,338	16,648

(a)
We changed the definition of non-GAAP net income (loss) and non-GAAP net income (loss) per common share to exclude the impacts of realized and unrealized foreign exchange transaction gains and losses since such gains and losses are not indicative of operating performance in any particular period. If we had presented non-GAAP net income (loss) and non-GAAP net income (loss) per common share consistent with our prior practice, the non-GAAP net income and non-GAAP net income per common share for the three months ended December 31, 2018 would have been $0.2 million and $0.02 per common share, respectively, greater than the amounts reported in the table, the non-GAAP net income and non-GAAP net income per common share for the three months ended December 31, 2017 would have been $0.1 million and $0.01 per common share, respectively, less than the amounts reported in the table. The non-GAAP net income and non-GAAP net income per common share for the year ended December 31, 2018 would have been $0.5 million and $0.03 per common share, respectively, greater than the amounts reported in the table. The non-GAAP net income and non-GAAP net income per common share for the year ended December 31, 2017 would have been $0.6 million and $0.03 per common share, respectively, less than the amounts reported in the table.

(b)
In 2018, represents a change in the valuation allowance on United States and Brazil net operating losses, a state research and development tax credit, uncertain tax position adjustments, provision to return adjustments, penalties, and the impact of the 2017 Tax Cuts and Jobs Act (the “Tax Act”) which was passed in December 2017. In 2017, represents a change in the valuation allowance on United States and Brazil net operating losses, a state research and development tax credit, uncertain tax position adjustments, provision to return adjustments, penalties, and excludes the impact of the Tax Act. Had the impact of the Tax Act been reflected in non-GAAP EPS, non-GAAP EPS would have been lower by approximately $0.10.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP
EBITDA AND NON-GAAP ADJUSTED EBITDA
(in thousands, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
GAAP net loss	$(1,822)	$(1,685)	$(8,232)	$(11,034)
Income tax (benefit) expense	(103)	297	565	1,096
Interest expense, net	332	218	1,158	808
Depreciation and amortization	3,376	2,815	12,857	11,037
Non-GAAP EBITDA	1,783	1,645	6,348	1,907
Stock-based compensation expense	869	897	3,321	3,518
Employee termination and other non-recurring costs	—	1,228	195	1,228
Transaction-related legal fees	183	—	183	—
Foreign exchange transaction (gain) loss(a)	(239)	80	(497)	562
Non-GAAP adjusted EBITDA	$2,596	$3,850	$9,550	$7,215

(a)
We changed the definition of non-GAAP adjusted EBITDA to exclude the impacts of realized and unrealized foreign exchange transaction gains and losses since such gains and losses are not indicative of operating performance in any particular period. If we had presented non-GAAP adjusted EBITDA consistent with our prior practice, non-GAAP adjusted EBITDA would have been $0.2 million greater and $0.1 million lower, respectively, than the amounts presented in the table for the three months ended December 31, 2018 and 2017, respectively. If we had presented non-GAAP adjusted EBITDA consistent with our prior practice, non-GAAP adjusted EBITDA would have been $0.5 million greater and $0.6 million lower, respectively, than the amounts presented in the table for the year ended December 31, 2018 and 2017, respectively.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
REVENUE AND OPERATING INCOME (LOSS) BY SEGMENT
(in millions except for percentages, unaudited)

Segment Net Sales	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Mobile connectivity sales
Product	$7.8	$6.3	$31.4	$32.2
Service	25.9	24.8	102.3	100.0
Net sales	$33.7	$31.1	$133.7	$132.2

Inertial navigation sales
Product	$9.0	$7.4	$31.9	$24.8
Service	1.1	0.5	5.2	3.1
Net sales	$10.1	$7.9	$37.1	$27.9

Operating Income (Loss)	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Mobile connectivity	$0.5	$2.0	$4.2	$7.3
Inertial navigation	1.1	(0.1)	4.9	0.6
	1.6	1.9	9.1	7.9
Unallocated	(3.5)	(3.0)	(16.3)	(16.6)
Loss from operations	$(1.9)	$(1.1)	$(7.2)	$(8.7)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Mobile Connectivity Revenue Components		(percentage of net sales)
Product sales	18%	16%	18%	20%
mini-VSAT Broadband airtime	41%	41%	41%	41%
Content and training	15%	20%	17%	20%
Inertial Navigation Revenue Components
FOG-based products	17%	14%	16%	13%
Tactical navigation products	4%	4%	3%	3%

KVH INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP EPS GUIDANCE
(unaudited)

	First Quarter Fiscal 2019 (Projected)	Full Year Fiscal 2019 (Projected)
Net loss per common share	$(0.33) - $(0.22)	$(0.56) - $(0.22)

Estimated amortization of intangibles (a)	$0.05	$0.17
Estimated stock-based compensation expense	$0.05	$0.20
Estimated tax effect	$(0.02)	$(0.08)
Change in valuation allowance (b)	$0.10 - $0.06	$0.20 - $0.10

Non-GAAP net (loss) income per common share(c)	$(0.15) - $(0.08)	$(0.07) - $0.17

(a)	Includes amortization of intangible assets resulting from acquisitions.

(b)	Represents incremental forecasted valuation allowance that we expect to record against additional deferred tax assets expected to be generated in 2019.

(c)	Assumes no significant change in realized and unrealized foreign exchange transaction gains and losses.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP ADJUSTED EBITDA GUIDANCE
(in millions, unaudited)

	First Quarter Fiscal 2019 (Projected)	Full Year Fiscal 2019 (Projected)
GAAP net loss	($5.8) - ($3.8)	($9.9) - ($3.9)

Estimated income tax provision	$0.1	$0.6
Estimated interest expense, net	$0.2	$0.7
Estimated depreciation and amortization (a)	$3.6	$15.0
Estimated stock-based compensation expense	$0.9	$3.6

Non-GAAP adjusted EBITDA(b)	$(1.0) - $1.0	$10.0 - $16.0

(a)	Reflects amortization of intangible assets resulting from acquisitions and depreciation of fixed assets.

(b)	Assumes no significant change in realized and unrealized foreign exchange transaction gains and losses.